Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

COMTEC, INC. TO EXPAND STATEMENT PROCESSING

CAPABILITIES

Acquisition brings new technologies and customers to CSG

ENGLEWOOD, Colo. (June 11, 2007) — CSG Systems International, Inc. (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced that it has reached an agreement to acquire ComTec, Inc., a privately-held provider of print and electronic statement processing services headquartered in Fairfield, New Jersey.

The acquisition of ComTec builds upon CSG’s goal of maximizing customer interaction for clients by expanding its statement processing footprint and capabilities through the addition of enhanced statement production and electronic statement presentation hardware and software technologies, as well as additional plant capacities. CSG believes that these technologies, which include extensive highlight color and cut-sheet printing, will accelerate CSG’s ability to offer enhanced functionality to existing and prospective customers. In addition, the acquisition increases CSG’s presence in its core video market, as well as in new industry verticals such as telecommunications, home security, healthcare, financial services and utilities.

ComTec employs more than 100 people and processes approximately 10 million billing statements per month for customers throughout the United States, from local businesses to Fortune 500 companies. ComTec has two production facilities, located in New Jersey and Minnesota. CSG currently produces approximately 53 million billing statements per month from its two production facilities in Nebraska and Florida.

“Through this acquisition, CSG builds upon the established operational expertise and core competencies of its Statement Processing Centers,” said Pam Sellenrick, senior vice president and general manager of CSG Statement Processing Centers. “We anticipate that ComTec will increase CSG’s revenue opportunities by strengthening our position within core video markets, expanding our reach into new industries and enhancing our breadth of statement solutions.”

“We are excited to become part of the CSG team, and to combine our technologies and customer relationships with those of CSG,” said Peter E. Christensen, ComTec’s Chairman and Chief Executive Officer. “I believe that the combination of the two companies’ resources and capabilities will provide added value to existing and prospective customers.”

Financial Terms and 2007 Guidance Impact

The agreement provides that CSG will acquire ComTec for approximately $23.5 million in cash, to be paid upon closing of the transaction, which is currently anticipated to be in early July, subject to the satisfaction of customary closing conditions. In addition, the merger agreement provides for contingent payments of up to $2.5 million over the next 12 months upon the achievement of certain predetermined operating criteria.

CSG expects the acquisition of ComTec will add approximately $10-$12 million of revenue for 2007, assuming an early July closing. CSG expects to incur certain acquisition-related charges and ongoing amortization of intangible assets related to this acquisition in 2007. Excluding the impacts of these acquisition-related charges, which are not estimatable at this time, CSG does not expect this acquisition will have a material impact on its overall results of operations for the full year 2007.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

About ComTec

Founded in 1992 and based in Fairfield, New Jersey, ComTec is a leading provider of print and electronic customer communications supporting the cable, telecommunications, home security, healthcare, financial services and utilities markets. For more information about ComTec, visit www.comtecnet.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Media Relations:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise brassell@csgsystems.com

Investor Relations:

Roger Metz

CSG Systems

Phone: (303) 804-4082

E-mail: roger_metz@csgsystems.com

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